NVIDIA CORPORATION
FISCAL YEAR 2014 VARIABLE COMPENSATION PLAN

Overview

The compensation philosophy of NVIDIA Corporation (the “Company”) is to attract, motivate, retain and reward its management through a combination of base salary and performance based compensation. Certain Senior Officers, as defined below (collectively, the “Participants”), who are employed at the Company during fiscal year 2014 and, unless otherwise determined by the Compensation Committee (the “Committee”), are employees of the Company through the date that any amounts earned hereunder are paid (each, a “Variable Cash Payment”), will be eligible to earn compensation under the Fiscal Year 2014 Variable Compensation Plan (the “Plan”). The Plan is designed to award a Variable Cash Payment for performance in fiscal year 2014 to a Participant if the Company achieves certain corporate performance targets (the “Corporate Targets”) and/or if the Participant achieves certain Individual Targets (as defined below). Payments earned based on the achievement of Corporate Targets shall be referred to herein as a “Corporate Variable Cash Payment” and payments earned based on the achievement of Individual Targets shall be referred to herein as an “Individual Variable Cash Payment”.

For purposes of the Plan, only the Company’s chief executive officer, chief financial officer, other executive officers and certain other senior officers shall be considered “Senior Officers.”  The Committee shall determine the persons to be specified as Senior Officers for purposes of this Plan and the Senior Officers who may be Participants hereunder.

For fiscal year 2014, for purposes of the Plan, “Individual Targets” shall be set for certain Senior Officers as follows:

•	For the chief executive officer, certain key performance objectives set by the Committee; and

•	For certain Senior Officers, certain key performance objectives set by the chief executive officer.

Determination of Fiscal Year 2014 Variable Cash Payments

Certain Senior Officers are eligible to earn a Variable Cash Payment at a specified target amount (the “Variable Cash Payment Target Amount”) if the Company achieves its Corporate Targets and/or such Senior Officer achieves his or her Individual Targets at specified target levels. A Participant’s Variable Cash Payment Target Amount is based on the difficulty and responsibility of each position. For fiscal year 2014, each Participant’s Variable Cash Payment Target Amount will be split such that fifty percent (50%) is allocated to the achievement of the Corporate Targets (the “Corporate Variable Cash Target Amount”) and fifty percent (50%) is allocated to the achievement of his or her Individual Targets (the “Individual Variable Cash Target Amount”). A Participant may be eligible to earn more or less than his or her Corporate Variable Cash Target Amount or Individual Variable Cash Target Amount as described more fully below.

Individual Variable Cash Payment

An Individual Variable Cash Payment may be awarded to a Participant based on the achievement of his or her Individual Targets or other criteria determined by the Committee.

The amount of the actual Individual Variable Cash Payments to be made for fiscal year 2014 (the “Actual Individual Variable Cash Payments”) shall be made pursuant to the following guidelines and taking into account whether Individual Targets have been achieved:

•	For the chief executive officer, the Committee shall determine if the Individual Targets have been achieved and shall determine the amount of the Actual Individual Variable Cash Payment; and

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For all other Senior Officers, the Committee, based on input from the chief executive officer, shall determine if the Individual Targets have been achieved by such Senior Officer and shall determine the amount of the Actual Individual Variable Cash Payment for such Senior Officer.

 An Actual Individual Variable Cash Payment that is in excess of fifty percent (50%) of the Variable Cash Payment Target Amount may be awarded to a Participant for extraordinary individual performance. In no event shall any Participant earn an Actual Individual Variable Cash Payment in excess of two (2) times the amount of his or her Individual Variable Cash Target Amount. If a Participant achieves only a portion of his or her Individual Targets, the Participant may still earn an Actual Individual Variable

Cash Payment to the extent determined by the Committee in its sole discretion. If a Participant does not earn an Individual Variable Cash Payment, he or she may still be eligible to earn a Corporate Variable Cash Payment as outlined below.

Corporate Variable Cash Payment

The Committee has set the Corporate Targets for the Participants based on achievement of specified target fiscal year 2014 “non-GAAP operating income”. For purposes of the Plan, non-GAAP operating income, or “Actual Result”, is defined as GAAP operating income, as set forth in the Company’s financial statements for fiscal year 2014, excluding those items that are excluded from the calculation of operating income for purposes of reporting such amounts in the Company’s non-GAAP financial results as part of the Company’s external reporting of its GAAP financial results, with any adjustment (which may include legal related costs) the Committee in its sole discretion deems necessary to be consistent with the purpose and intent of the Plan. Items excluded from the Company’s non-GAAP operating income generally include the impact of stock-based compensation, amortization of acquisition-related intangible assets, other acquisition-related costs, legal settlements, and any other non-recurring or extraordinary charges or credits.

The Committee has also set threshold and maximum Actual Result targets for fiscal year 2014 for Participants for the award of a portion or all of the Corporate Variable Cash Payment (the “Threshold” and “Maximum,” respectively). The actual Corporate Variable Cash Payments that may be earned for fiscal year 2014 (the “Actual Corporate Variable Cash Payments”) shall be made pursuant to the following:

•	If the Actual Result is equal to or less than the Threshold, a Participant will not earn any portion of his or her Corporate Variable Cash Target Amount.

•	If the Actual Result falls between the Threshold and the Corporate Target, each Participant may earn an Actual Corporate Variable Cash Payment based on the following formula:

Actual Corporate Variable Cash Payment  =    [(Actual Result - Threshold) / (Corporate Target - Threshold)] * Corporate Variable Cash Target Amount

•	If the Actual Result equals the Corporate Target, each Participant may earn an Actual Corporate Variable Cash Payment equal to 100% of his or her Corporate Variable Cash Target Amount.

•	If the Actual Result exceeds the Corporate Target but is less than the Maximum, each Participant may earn an Actual Corporate Variable Cash Payment pursuant to the formula set forth below:

Actual Corporate Variable Cash Payment  =    [((Actual Result - Corporate Target) / (Maximum - Corporate Target)) + 1] * Corporate Variable Cash Target Amount

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If the Actual Result equals or exceeds the Maximum, each Participant may earn an Actual Corporate Variable Cash Payment equal to two (2) times his or her Corporate Variable Cash Target Amount. In no event may any Participant earn an Actual Corporate Variable Cash Payment in excess of two (2) times his or her Corporate Variable Cash Target Amount.

If a Participant does not earn a Corporate Variable Cash Payment, he or she may still be eligible to earn all or a portion of an Individual Variable Cash Payment as outlined above.

Miscellaneous Provisions

Payments under this Plan shall be made following the end of the fiscal year, on such schedule as may be approved by the Committee in its discretion, but in all cases in compliance with the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended.

Participation in the Plan shall not alter in any way the at will nature of the Company’s employment of a Participant, and such employment may be terminated at any time for any reason, with or without cause and with or without prior notice.

Notwithstanding whether this Plan is referenced in another agreement, policy, arrangement or other document, only the Board of Directors or the Committee may amend or terminate this Plan at any time.

Any Variable Cash Payments or other benefits paid under this Plan shall be subject to the Company’s Clawback Policy. By accepting any payment hereunder, the Participant agrees to be subject to the Clawback Policy.

This Plan shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.